Exhibit 99.1

SAFEGUARD SCIENTIFICS ANNOUNCES THIRD QUARTER 2022 FINANCIAL RESULTS

Conference call and webcast on November 3, 2022 at 5 p.m. ET

Radnor, PA, November 3, 2022 — Safeguard Scientifics, Inc. (NASDAQ: SFE) (“Safeguard” or the “Company”) today announced financial results for the three and nine months ended September 30, 2022.

THIRD QUARTER 2022 HIGHLIGHTS

●	Exits & Deployments
o

Safeguard received $5.3 million of initial cash proceeds from Lumesis’ acquisition by a third party. Additional cash proceeds may be received from the final determination of net working capital in the fourth quarter and the resolution of other various escrow contingencies in 2023. This transaction resulted in a gain of $4.7 million for the quarter ended September 30, 2022.

o

As previously reported, Syapse completed a $35 million growth capital funding during the third quarter. Safeguard funded $1.6 million pursuant to a convertible note as part of this growth capital funding. The capital will be used to expand Syapse’s focus on providing real-world insights to improve outcomes for people with cancer.

o

Subsequent to the quarter, Safeguard funded a convertible loan of $0.5 million to meQuilibrium and a $0.1 million subordinated line of credit to Trice. Safeguard has also committed to providing another $0.3 million to Trice under certain conditions.

●	Safeguard Company Performance
o

The aggregate trailing twelve-month revenues ending June 30, 2022 for eight of Safeguard’s companies, which excludes Other Ownership Interests, was $139 million, an increase of 10.7% from the comparable prior period.

●	Capital Return
o

Safeguard repurchased 84,261 shares during the quarter (453,535 shares year-to-date) on the open market at an average price of $4.00 per share, totaling $0.3 million ($2.1 million or $4.54 per share for the year-to-date period).

o	The remaining authorization for open market purchases pursuant to this plan is approximately $0.8 million.

●	Financial Results
o	Cash, cash equivalents, restricted cash and marketable securities totaled $21.0 million at September 30, 2022.
o	The carrying value of the Company’s ownership interests totaled $19.3 million at September 30, 2022.
o	Net loss for the three months ended September 30, 2022 was $3.2 million, or $0.19 per share, compared with a net income of $18.3 million, or $0.88 per share, for the same period in 2021.
o	Net loss for the nine months ended September 30, 2022 was $9.4 million, or $0.57 per share, compared with net income of $35.6 million, or $1.71 per share, for the same period of 2021.

■     Note that the September 2021 quarter included a $32.3 million gain from the sale of Flashtalking.

●	Operating Costs
o	Safeguard continued to reduce its operating costs. General and administrative expenses totaled $1.4 million for the quarter as compared to $1.6 million for the comparable period of 2021.

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o

Safeguard also continued to lower its corporate expenses,[1] which totaled $0.8 million for the third quarter of 2022, as compared to $0.9 million for the comparable period of 2021, a 13% year-on-year decline.

●	Outlook
o	Safeguard continues to closely manage corporate expenses in 2022 and expects to be below our target of $3.5 million to $4.0 million for the year, exclusive of strategic transaction related expenses.
o

Safeguard’s year-to-date deployments, including October’s meQuilibrium and Trice fundings totaled $5.6 million. Safeguard may make an additional deployment during the current quarter which may result in ending the year in the upper half of our initial range of $5 to $9 million, however that deployment could be delayed until 2023.

o	Safeguard continues to pursue options to maximize shareholder value and is working with its financial advisor Houlihan Lokey to explore all strategic alternatives.

“Over the past quarter, the deteriorating business and capital raising environment has impacted some of Safeguard’s companies. While Q3 performance has varied from company to company, with some exceeding plan and others lagging plan, market conditions have delayed some company financings and M&A discussions. While we do not know the severity or duration of the downturn, we continue to support our companies through the business cycles with an eye to successful exits at attractive prices. In parallel, we continue to work with our financial advisor Houlihan Lokey to explore a range of strategic alternatives which would support value creation for our shareholders,” said Eric C. Salzman, Chief Executive Officer.

_______________________________

1 Corporate expenses are general and administrative expenses excluding depreciation, severance, stock-based compensation and other non-recurring items. See full reconciliation in the financial section of this statement.

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OWNERSHIP INTERESTS AT SEPTEMBER 30, 2022

Companies	Category	Acquisition Year	Primary Ownership%	Fully Diluted Ownership% **	Carrying Value (in millions)	Cost (in millions)

	Initial Revenue Stage: Up to $1 million
None
	Revenue of $1 million to $5 million
None
	Revenue of $5 million to $10 million
Moxe	Healthcare	2016	19.3%	18.3%	7.8	7.5
	Revenue of $10 million to $20 million
Clutch Holdings, Inc.	Digital Media	2013	41.7%	33.2%	4.0	18.3
InfoBionic, Inc.	Healthcare	2014	25.2%	22.0%	-	22.0
meQuilibrium +	Healthcare	2015	31.5%	22.2%	-	14.0
Syapse, Inc.	Healthcare	2014	11.0%	8.6%	3.5	26.6
	Revenue of $20 million to $50 million
Aktana, Inc.	Healthcare	2016	13.6%	11.5%	-	15.9
Prognos Health, Inc.	Healthcare	2011	28.4%	24.7%	1.6	14.6
Trice Medical +	Healthcare	2014	12.6%	9.0%	-	11.8
	Other Ownership Interests
Bright Health Group	Healthcare	2021			1.4	-
All others	Various				1.0	19.8
				TOTAL:	$19.3	$150.5

+ Carrying value does not include amounts representing our share of the entities’ losses which were funded subsequent to the quarter and are reflected in Accrued expenses.

** Based on information provided by each respective company. Assumes the conversion or exercise of all currently outstanding securities including the issuance of all shares available under authorized employee equity programs. Does not reflect liquidation preferences, priority payments, proceeds from option and/or warrant exercises or other company-specific transaction-related obligations in a liquidation or exit transaction.

CONFERENCE CALL AND WEBCAST DETAILS

Please call 10-15 minutes prior to the call to register.

Date: November 3, 2022

Time: 5:00 p.m. ET

Webcast: https://www.webcast-eqs.com/safeguardscientifics_q322_en/en

Live Number: 888-428-7458

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Speakers: Chief Executive Officer, Eric C. Salzman; and Senior Vice President and Chief Financial Officer, Mark A. Herndon

Format: Discussion of the quarter’s financial results followed by Q&A

The replay will be available at Safeguard.com’s investor relations site under “Past events”. For more information, please contact IR@safeguard.com.

About Safeguard Scientifics

Historically, Safeguard Scientifics has provided capital and relevant expertise to fuel the growth of technology-driven businesses. Safeguard has a distinguished track record of fostering innovation and building market leaders that spans more than six decades. Safeguard is currently pursuing a focused strategy to value-maximize and monetize its ownership interests over a multi-year time frame to drive shareholder value. For more information, please visit www.safeguard.com.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the federal securities laws. Our forward-looking statements are subject to risks and uncertainties. Forward-looking statements include, but are not limited to, statements regarding Safeguard’s ability to maximize the value of monetization opportunities of its ownership interests and drive total shareholder returns, Safeguard’s initiatives, including, without limitation, taken or contemplated to enhance and unlock value for all of its shareholders, Safeguard’s efforts to execute on and implement its strategy to streamline its organizational structure, reduce its operating costs, pursue monetization opportunities for ownership interests and maximize the return of value to its shareholders, Safeguard’s ability to create, unlock, enhance and maximize shareholder value, the effect of Safeguard’s management succession plan on driving increased organizational effectiveness and efficiencies, the ability of the management team to execute Safeguard’s strategy, the availability of, the timing of, and the proceeds that may ultimately be derived from the monetization of ownership interests, Safeguard’s projections regarding the reduction in its ongoing operating expenses, Safeguard’s projections regarding annualized operating expenses and expected severance expenses, monetization opportunities for ownership interests, and the amount of net proceeds from the monetization of ownership interests that will enable the return of value to Safeguard shareholders after satisfying working capital needs and the timing of such return of value. Such forward-looking statements are not guarantees of future operational or financial performance and are based on current expectations that involve a number of uncertainties, risks and assumptions that are difficult to predict. Therefore, actual outcomes and/or results may differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include, among others, our ability to make good decisions about the monetization of our ownership interests for maximum value or at all and the return of value to our shareholders, our ability to successfully execute on our strategy to streamline our organizational structure and align our cost structure to increase shareholder value, whether our strategy will better position us to focus our resources on the highest-return opportunities and deliver enhanced shareholder value, the ongoing support of our existing ownership interests, the fact that our companies may vary from period to period, challenges to achieving liquidity from our ownership interests, fluctuations in the market prices of our publicly traded holdings, if any, competition, our inability to obtain maximum value for our ownership interests, our ability to attract and retain qualified employees, market valuations in sectors in which our ownership interests operate, our inability to control our ownership interests, our need to manage our assets to avoid registration under the Investment Company Act of 1940, risks, disruption, costs and uncertainty caused by or related to the actions of activist shareholders, including that if individuals are elected to our Board with a specific agenda, it may adversely affect our ability to effectively implement our business strategy and create value for our shareholders and perceived uncertainties as to our future direction as a result of potential changes to the composition of our Board may lead to the perception of a change in the direction of our business, instability or a lack of continuity that may adversely affect our business, and risks associated with our ownership interests, including the fact that most of our ownership interests have a limited operating history and a history of operating losses, face intense competition and may never be profitable, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in our filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. As a result of these and other factors, the Company’s past operational and financial performance should not be relied on as an indication of future performance. Further information on the above risk factors and other potential factors that could affect our future business, operating results and financial condition is included in our Annual Report on Form 10-K for the year ended December 31, 2021 and other periodic filings with the Securities and Exchange Commission, including risks under the heading “Risk Factors.” The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

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###

SAFEGUARD CONTACT:

Mark Herndon

Chief Financial Officer

(610) 975-4913

mherndon@safeguard.com

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Safeguard Scientifics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2022	December 31, 2021
Assets
Cash, cash equivalents, restricted cash and marketable securities	$21,011	$24,764
Ownership interests	1,389	4,549
Other current assets	1,414	965
Total current assets	23,814	30,278
Ownership interests in and advances	17,870	21,972
Other assets	1,706	1,778
Total Assets	$43,390	$54,028

Liabilities and Equity
Other current liabilities	$1,871	$1,734
Total current liabilities	1,871	1,734
Lease liability - non-current	1,362	1,678
Other long-term liabilities	50	50
Total equity	40,107	50,566
Total Liabilities and Equity	$43,390	$54,028

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Safeguard Scientifics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Operating expenses	$1,360	$1,564	$3,740	$6,018
Operating loss	(1,360)	(1,564)	(3,740)	(6,018)
Other income (loss), net	(1,012)	20,588	(2,979)	28,027
Interest, net	230	70	476	197
Equity income (loss), net	(1,022)	(761)	(3,147)	13,432
Net income (loss) before income taxes	(3,164)	18,333	(9,390)	35,638
Income tax benefit (expense)	—	—	—	—
Net income (loss)	$(3,164)	$18,333	$(9,390)	$35,638
Net income (loss) per share:
Basic	$(0.19)	$0.88	$(0.57)	$1.71
Diluted	$(0.19)	$0.88	$(0.57)	$1.71
Weighted average shares used in computing income (loss) per share:
Basic	16,281	20,786	16,405	20,847
Diluted	16,281	20,786	16,405	20,847

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Safeguard Scientifics, Inc.

Financial Data

(in thousands)

Additional Financial Information

Non-GAAP Measures

In discussing financial results and guidance, the Company refers to the measure "corporate expenses" which is not in accordance with Generally Accepted Accounting Principles (GAAP). We use this non-GAAP financial measure internally to make operating and strategic decisions, including evaluating our overall performance and as a factor in determining compensation for certain employees. We have defined corporate expenses as general and administrative costs excluding stock based compensation, severance costs, and non-recurring items and other.  Non-recurring items and other includes accruals related to the Company's LTIP plan that will not be paid until reaching a specified threshold within that plan as well as costs incurred for exploring strategic alternatives. We believe presenting this non-GAAP financial measure provides additional information to facilitate comparison of our historical operating costs and their trends and provides additional transparency on how we evaluate our cost structure. We also believe presenting this measure allows investors to view our performance using the same measure that we use in evaluating our performance and trends.

Corporate expenses reconciliation:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Corporate expenses	$774	$885	$2,450	$3,040
Stock based compensation	560	484	1,136	1,469
Severance costs	—	—	—	774
Non-recurring items and other	26	195	154	735
General and administrative expenses	$1,360	$1,564	$3,740	$6,018

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